EXHIBIT 10.18

SECOND AMENDED AND RESTATED REVOLVING LOAN AGREEMENT

Dated as of March 1, 2006

among

RESMED CORP.

RESMED EAP HOLDINGS INC.,

AND

SERVO MAGNETICS INC.,

AS BORROWERS,

RESMED INC.,

AS GUARANTOR,

THE LENDERS HEREIN NAMED

and

UNION BANK OF CALIFORNIA, N.A.,

as Administrative Agent

i

(continued)

(continued)

(continued)

(continued)

Page
Exhibits

A	—	Commitment Assignment and Acceptance
B	—	Compliance Certificate
C	—	[Intentionally Omitted]
D	—	Parent Guaranty
E	—	Pricing Certificate
F	—	Request for Letter of Credit
G	—	Request for Loan
H	—	Revolving Note
I	—	Amended and Restated Security Agreements; and
Security Agreement

Schedules

1.1	Lender Revolving Commitment
2.4	Existing Letters of Credit
4.4	Subsidiaries
4.7A	Existing Liens, Negative Pledges and Rights of Others
4.7B	Location of Property
4.8	Trade Names
4.10	Material Litigation
4.18	Hazardous Materials Matters
6.10	Existing Indebtedness and Guaranty Obligations
6.17	Existing Investments

v

SECOND AMENDED AND RESTATED REVOLVING LOAN AGREEMENT

Dated as of March 1, 2006

THIS SECOND AMENDED AND RESTATED REVOLVING LOAN AGREEMENT (this “Agreement”) is entered into by and among ResMed Corp., a Minnesota corporation (“ResMed”), RESMED EAP HOLDINGS INC., a Delaware corporation (“Holdings”), and SERVO MAGNETICS INC., a Delaware corporation (“SMI”; ResMed, Holdings and SMI are sometimes referred to herein individually as a “Borrower,” and collectively, as “Borrowers”), each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 12.8 (collectively, the “Lenders” and individually, a “Lender”), and Union Bank of California, N.A., as Administrative Agent, with reference to the following facts:

RECITALS

A. ResMed and Holdings (“Existing Borrowers”), on the one hand, and Union Bank of California, N.A. (“Union Bank”), on the other, are parties to that certain First Amended and Restated Loan Agreement dated as of November 1, 2005, as amended (collectively, the “Existing Loan Agreement”), pursuant to which Union Bank provided various credit facilities to Existing Borrowers (collectively, the “Existing Credit Facilities”).

B. Borrowers, the Lenders and the Administrative Agent wish to enter into this Agreement, pursuant to which the Existing Credit Facilities are amended and restated, and the Lenders will provide the Loan described herein to Borrowers, a portion of the proceeds of which Loan will be utilized by Borrowers to refinance Existing Borrowers’ outstanding obligations to Union Bank in connection with the Existing Credit Facilities, and a portion of which will be utilized for Borrowers’ working capital needs and other general corporate purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by “chattel paper,” “documents” or “instruments” (as such terms are defined in the UCC)), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the interests having, directly or indirectly, power to direct or cause the direction of management or policies of any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

“Administrative Agent” means Union Bank when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower Representative and the Lenders.

“Advance” means any advance made or to be made by any Lender to Borrower Representative as provided in Article 2, and includes each Alternate Base Rate Advance, Eurodollar Rate Advance and Treasuries Rate Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, so long as Parent is publicly traded, the foregoing shall not include the shareholders of Parent.

“Agreement” means this Second Amended and Restated Revolving Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective face amounts of all such Letters of Credit not then paid by the Issuing Lender plus (b) the aggregate amounts paid by the Issuing Lender under such Letters of Credit not then reimbursed to the Issuing Lender by Borrower pursuant to Section 2.5(d) and not the subject of Advances made pursuant to Section 2.5(e).

“Alternate Base Rate” means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus  1/2 of 1% (50 basis points).

“Alternate Base Rate Advance” means an Advance under the Revolving Commitment made hereunder and specified to be an Alternate Base Rate Advance in accordance with Article 2.

“Alternate Base Rate Loan” means a Revolving Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with Article 2.

“Applicable Alternate Base Rate Margin” means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	0.0 bps
II	0.0 bps
III	0.0 bps
IV	0.0 bps

“Applicable Commitment Fee Rate” means one-eighth of one percent (0.125%).

“Applicable Eurodollar Rate Margin” means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	0.75%
II	0.80%
III	0.90%
IV	1.00%

“Applicable Pricing Level” means, for each Pricing Period, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Leverage Ratio
I	Less than 1.00 to 1.00
II	Greater than or equal to 1.00 to 1.00, but less than 1.25 to 1.00
III	Greater than or equal to 1.25 to 1.00, but less than 1.50 to 1.00
IV	Greater than or equal to 1.50 to 1.00

provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until such Pricing Certificate is delivered, the Applicable Pricing Level for that Pricing Period shall be Pricing Level IV, and (ii) if any Pricing Certificate is subsequently determined to be in error, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period.

“Applicable Treasuries Rate Margin” means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	0.75%
II	0.80%
III	0.90%
IV	1.00%

“Arranger” means Union Bank.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.

“Borrower Representative” means ResMed.

“Capital Expenditure” means any expenditure by any Credit Party for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by any Credit Party in any fiscal period shall be net of (a) any net sales proceeds received during such fiscal period by Borrower or such Subsidiary for fixed assets sold by Borrower or such Subsidiary and (b) any casualty insurance or condemnation proceeds received during such fiscal period by Borrower or such Subsidiary for casualties or condemnations to fixed assets and applied (or to be applied) to the repair or replacement thereof.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a) Government Securities due within one year after the date of the making of the Investment;

(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year from the making of the Investment;

(c) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(d) certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-2 by Moody’s Investors Service, Inc. or A-2 by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the Investment;

(g) “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed the greater of (A) $15,000,000 or (B) ten percent (10%) of aggregate Cash Equivalents;

(h) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.); and

(i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America, or a participation interest therein; provided that (i) corporate notes or bonds issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed the greater of (A) $15,000,000 or (B) ten percent (10%) of aggregate Cash Equivalents.

“Cash Income Taxes” means, with respect to any fiscal period, taxes on or measured by the income of Borrower that are paid or currently payable in Cash by Borrower during that fiscal period.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in Cash.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d 3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the outstanding Common Stock, (b) any Credit Party consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into any Credit Party, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 35% or more of the outstanding Common Stock, (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office or (d) a “change in control” as defined in any document governing Indebtedness for borrowed money of any Credit Party in excess of $15,000,000 which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. For purposes of the foregoing, the term “Unrelated Person” means any Person other than (i) Parent, with respect to any Borrower, or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of any the Credit Parties and their Subsidiaries.

“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower Representative and the Lenders of the date that is the Closing Date.

“Closing Date Lenders” means Union Bank of California, N.A.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreements, the Parent Guaranty, the Real Estate Documents, and any other security agreement, pledge agreement, deed of trust, mortgage, notice to or acknowledgment of a registrar or depositary institution, control agreement or other collateral security agreement executed and delivered by any Credit Party or any other Party (and executed by any third party whose signature is necessary) to secure the Obligations, in each case, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Commitment Assignment and Acceptance” means a commitment assignment and acceptance substantially in the form of Exhibit A.

“Common Stock” means the common stock of any Credit Party, or any successor of such Credit Party.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower Representative.

“Contractual Obligation” means, as to any Person, any material provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Convertible Notes” means those certain 4% Convertible Subordinated Notes issued by Parent under the Indenture dated as of June 20, 2001 between Parent and American Stock Transfer & Trust Company, as trustee.

“Credit Party” means any or all, as the context dictates, of the Borrowers and Parent.

“Credit Party Subordinated Obligations” means any Indebtedness of any Credit Party that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Revolving Loan Maturity Date, (b) is not secured by any Lien on any Property of any Credit Party or any of their Subsidiaries, (c) is not guarantied by any Credit Party or any of their Subsidiaries (other than guaranties of lease or other customarily guaranteed obligations of its Subsidiaries by Parent in the ordinary course of business, and except as may otherwise expressly be permitted hereunder), (d) is subordinated by its terms in right of payment to the Obligations pursuant to provisions reasonably acceptable to the Requisite Lenders, (e) is subject to such financial and other covenants and events of defaults as may be reasonably acceptable to the Requisite Lenders and (f) is subject to customary interest blockage and delayed acceleration provisions as may be reasonably acceptable to the Requisite Lenders.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the sum of (a) any incremental interest rate then in effect pursuant to Section 3.1(e) plus (b) the interest rate prescribed in Section 3.7.

“Designated Deposit Account” means a deposit account to be maintained by ResMed with Union Bank of California, N.A. or one of its Affiliates, as from time to time designated by Borrower Representative by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, with respect to any Eurodollar Rate Loan, the London Eurodollar Market.

“Disqualified Stock” means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Revolving Loan Maturity Date.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of any Credit Party (a) which asset or assets constitute a line of business or substantially all the assets of such Credit Party or (b) the aggregate amount of the Net Cash Sales Proceeds of such assets is more than $5,000,000, other than (i) inventory or other assets sold or otherwise disposed of in the ordinary course of business of such Credit Party, (ii) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 180 days is acquired, by such Credit Party and (iii) obsolete or other assets which such Credit Party determines in good faith are no longer useful in the business of such Credit Party.

“Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security (other than Permitted Stock Repurchases), (b) the payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

“DLA” means DLA Piper Rudnick Gray Cary US LLP.

“Dollars” or “$” means United States of America dollars.

“Domestic Subsidiary” means a Subsidiary of a Person organized under the laws of (or a political subdivision thereof) the United States of America; provided that the foregoing shall not include either ResMed Germany or ResMed Holdings.

“EBITDA” means, with respect to any fiscal period, and any Person, the sum of (a) Net Income for that period, plus (b) any non-operating non recurring loss (not to exceed $2,000,000) reflected in such Net Income, minus (c) any non-operating non recurring gain (not to exceed $2,000,000) reflected in such Net Income, plus (d) Interest Expense of such Person for that period, plus (e) payment or provision for income taxes, plus (f) depreciation, amortization and all other non-cash expenses of such Person (including but not limited to expenses actually taken in connection with equity-based compensation or awards pursuant to Financial Accounting Standard 123R) for that period, in each case as determined in accordance with GAAP, consistently applied.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.21.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with any Credit Party pursuant to Section 414 of the Code.

“Eurodollar Banking Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower Representative and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

“Eurodollar Period” means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower Representative pursuant to Section 2.1(b) and ending 1, 2, 3, 6 or 12 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower Representative in the applicable Request for Loan; provided that:

(a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

(b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day; and

(c) No Eurodollar Period shall extend beyond the Revolving Loan Maturity Date.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/16 of 1%) at which deposits in Dollars are offered to the Administrative Agent in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance to be made by the Administrative Agent with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period.

“Eurodollar Rate Advance” means an Advance made hereunder and specified to be a Eurodollar Rate Advance in accordance with Article 2.

“Eurodollar Rate Loan” means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with Article 2.

“Event of Default” shall have the meaning provided in Section 9.1.

“Existing Credit Facilities” shall have the meaning provided in the recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit, if any, outstanding on the Closing Date and listed on Schedule 2.4.

“Existing Loan Agreement” shall have the meaning provided in the recitals to this Agreement.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”. If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Lender of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”. If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Fiscal Quarter” means the fiscal quarter of the Credit Parties ending on each September 30, December 31, March 31 and June 30.

“Fiscal Year” means the fiscal year of the Credit Parties ending on each June 30.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA of Parent and its Subsidiaries, on a consolidated basis, for the fiscal period consisting of the four (4) Fiscal Quarters ended on that date minus Capital Expenditures made by Parent and its Subsidiaries on a consolidated basis during such fiscal period to (b) the sum of (i) Interest Expense of Parent and its Subsidiaries on a consolidated basis for such fiscal period plus (ii) Cash Income Taxes of Parent and its Subsidiaries on a consolidated basis with respect to such fiscal period plus (iii) Cash dividends on Parent’s Common Stock paid during such period plus (iv) the current portion of long-term debt of Parent and its Subsidiaries on a consolidated basis on such date (provided that, notwithstanding the presentation by KPMG, LLP (or other independent public accountants of recognized standing selected by Parent) to the contrary, that portion of the Indebtedness owing by (x) Borrowers to Agent and Lenders hereunder, and (y) ResMed Limited to HSBC, due more than one year from any date of determination shall not constitute “current portion of long-term debt”) plus (v) the current portion of long-term Capital Lease Obligations of Parent and its Subsidiaries on a consolidated basis on such date.

“Foreign Subsidiary” means a Subsidiary of a Person, which Subsidiary is organized under the Laws of a country (or political subdivision thereof) other than the United States of America.

“GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements of Parent.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

“HSBC” means HSBC Bank Australia Limited ABN 48 006 434 162, in its capacity as security trustee of the ResMed Group Security Trust.

“HSBC Agreements” means one or more intercreditor agreements, in each case by and among HSBC, Administrative Agent and the affected Credit Party (as described therein), in form and content reasonably acceptable to Administrative Agent.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including (but without duplication) any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Interest Rate Protection Agreements.

“Initial Pricing Period” means the period from the Closing Date through March 31, 2006, provided that in the event that Borrower Representative has not delivered the financial statements and compliance certificate with respect to the Fiscal Quarter ended December 31, 2005 to the Administrative Agent pursuant to Section 7.1(a) and Section 7.2 on or prior to March 31, 2006, the Initial Pricing Period shall be extended until the date which is 45 days after the end of the Fiscal Quarter during which such financial statements and compliance certificate are delivered to the Administrative Agent.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks, licenses and patents.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between any Person and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Union Bank.

“Kearny Mesa Property” means that certain property owned by ResMed and commonly know as “4665, 4773, and 4711 Paramount Drive, Poway, California.”

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents of, in each case, a Governmental Agency.

“Lender” means each lender whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 12.8.

“Letters of Credit” means (a) the Existing Letters of Credit and (b) any of the Standby Letters of Credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) all Indebtedness of Parent and its Subsidiaries on a consolidated basis on that date to (b) EBITDA of Parent and its Subsidiaries on a consolidated basis for the fiscal period consisting of the four (4) Fiscal Quarters ended on that date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Collateral, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Collateral.

“Loan” means the aggregate of the Advances made at any one time by the Lenders pursuant to Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, and any other agreements of any type or nature hereafter executed and delivered by any Credit Party to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any set of circumstances or events which (a) has had or is reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or is reasonably expected to be material and adverse to the business or condition (financial or otherwise) of Parent and its Significant Subsidiaries, taken as a whole, or (c) has materially impaired or is reasonably expected to materially impair the ability of the Credit Parties to perform the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Credit Party or any of its ERISA Affiliates contributes or is obligated to contribute.

“Negative Pledge” means a Contractual Obligation which contains a covenant binding on any Person that prohibits Liens on any of such Person’s Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of any Credit Party from such Disposition plus (b) the amount of Cash received by or for the account of any Credit Party upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition, (iv) professional fees and expenses, fees due to any Governmental Agency, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of any Credit Party attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

“Net Income” means, with respect to any fiscal period, the consolidated net income of the Credit Parties and their Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Non-Credit Party Subordinated Obligations” means any Indebtedness of any non-Credit Party Subsidiary of Parent that (a) is not guarantied by any Credit Party (other than guaranties of lease or other customarily guaranteed obligations of its Subsidiaries by

Parent in the ordinary course of business, and except as may otherwise expressly be permitted hereunder), and (b) is subordinated by its terms (or operation of law) in right of payment to the Obligations.

“Norwest Property” means that certain manufacturing facility in Australia, commonly referred to as 1 Elizabeth MacArthur Drive, Bella Vista, NSW Australia, owned by ResMed Ltd., a Wholly-Owned Subsidiary of ResMed Holdings.

“Note” means any of the Revolving Notes, and “Notes” means, collectively, the Revolving Notes.

“Obligations” means all present and future obligations of every kind or nature of any Credit Party at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, in each case under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Credit Party.

“Opinion of Counsel” means the favorable written legal opinion of counsel to Parent and Borrowers, together with copies of factual certificates and legal opinions, if any, delivered to such counsel in connection with such opinion upon which such counsel has relied.

“Parent” means ResMed Inc., a Delaware corporation and owner, directly or indirectly, of 100% of the issued and outstanding capital stock of Borrowers.

“Parent Guaranty” means the Continuing Guaranty and Pledge Agreement to be executed and delivered pursuant to Article 8 by Parent, in the form of Exhibit D, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Parent, on a Consolidated Basis” means Parent and such Subsidiaries of Parent as are required, in accordance with GAAP with respect to that level of materiality affecting Parent or such Subsidiaries, as the context of this Agreement requires, to be reflected in Parent’s filings with the Securities and Exchange Commission.

“Party” means any Person other than the Administrative Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by any Credit Party or to which any Credit Party contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition by any Person (as applicable, the “acquiror”) of all or substantially all of the assets and/or capital stock of another Person engaged in the same or a similar line of business as that of the acquiror (the “target”), provided that Borrower Representative shall have provided the Administrative Agent at least two (2) weeks prior written notice of such Acquisition, and (x) with respect to any Acquisition in which total Cash consideration from Parent and its Subsidiaries for such Acquisition is greater than $10,000,000 but less than or equal to $50,000,000 in any Fiscal Year, together with at least three (3) years of historical financial information relating to the target (to the extent available) and such other documentation pertaining to the Acquisition, including pro-forma quarterly projections, as the Administrative Agent may reasonably request; and (y) with respect to any Acquisition in which total Cash consideration from Parent and its Subsidiaries for such Acquisition is greater than $50,000,000 in any Fiscal Year, (i) such Acquisition shall have been approved by the board of directors of the target; (ii) the pro-forma balance sheets and combining projections (including pro-forma financial covenant ratios) provided by Borrower Representative to the Administrative Agent shall have demonstrated that, after giving effect to such Acquisition, (A) Borrowers (and Parent, as applicable) would have been in compliance with the financial covenants set forth in Sections 6.12, 6.13, 6.14, 6.15 and 6.16 of this Agreement throughout the period of the four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition and (B) Borrowers (and Parent, as applicable) would remain in compliance with such financial covenants for the period of four (4) Fiscal Quarters immediately following the date of such Acquisition; (iii) the terms and conditions of any and all seller purchase-money financing provided to the acquiror in connection with such Acquisition shall be acceptable to the Administrative Agent and the Lenders in their reasonable discretion; and (iv) total Cash consideration from Parent and its Subsidiaries for such Acquisitions shall not exceed (A) $50,000,000 in the aggregate in any Fiscal Year, and (B) $200,000,000 in the aggregate during the term of this Agreement, in each case, without Administrative Agent’s prior written consent, not to be unreasonably withheld; and, in each of clause (x) and (y), provided no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside (to the extent required by GAAP) and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(f) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(g) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto (to the extent required by GAAP) and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(h) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(i) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(j) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(k) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(l) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(m) Liens consisting of deposits of Property to secure statutory obligations of a Credit Party or its Subsidiaries;

(n) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds; and

(o) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.1(i);

(p) Nonconsensual Liens, without duplication for Liens described herein, arising in the ordinary course of Borrowers’ business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established (to the extent required by GAAP), provided the same purport to secure an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement;

(q) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside (to the extent required by GAAP) and no material Property is subject to a material impending risk of loss or forfeiture; and

(r) Liens in favor of the Administrative Agent.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co ownership interest, an option or right to acquire a legal or equitable co ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Permitted Stock Repurchases” means the repurchase by Parent of its capital stock for value, provided that such repurchase is (a) approved by Parent’s Board of Directors and (b) disclosed in writing to Administrative Agent prior to the execution thereof.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Pledged Collateral” means (a) the certificates evidencing 100% of the shares of capital stock held by (i) Parent in the Borrowers and any Significant Domestic Subsidiary

of Parent, and (ii) any Borrower in all Significant Domestic Subsidiaries of such Borrower.

“Poway Property” means that certain property owned by ResMed and commonly known as “14040 Danielson Street, Poway, California 92064-6857.”

“Pricing Certificate” means a certificate substantially in the form of Exhibit E, properly completed and signed by a Senior Officer of Borrower Representative.

“Pricing Period” means (a) the Initial Pricing Period and (b) subsequent to the Initial Pricing Period, (i) the period commencing on the first day following the last day of the Initial Pricing Period and ending on the 45th day following the next ending Fiscal Quarter and (ii) thereafter, each period commencing, as the case may be, (A) on May 16 and ending August 15, (B) on August 16 and ending November 15, (C) on November 16 and ending February 15, and (D) on February 16 and ending May 15.

“Prime Rate” means the rate of interest publicly announced from time to time by the Administrative Agent in San Francisco, California (or other headquarters city of the Administrative Agent), as its “reference rate.” The “reference rate” is one of several base rates used by the Administrative Agent and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The “reference rate” is not necessarily the lowest base interest rate used by the Administrative Agent. The “reference rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as the Administrative Agent may designate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Projections” means the projected financial information to be prepared by the Credit Parties and furnished to the Lenders hereunder as a condition to closing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means, with respect to each Lender, the percentage of the Revolving Commitment set forth opposite the name of that Lender on Schedule 1.1, as such percentage may be increased or decreased pursuant to a Commitment Assignment and Acceptance executed in accordance with Section 12.8.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31, commencing with March 31, 2006.

“Real Estate Documents” means that certain Second Amendment to Deed of Trust and Assignment of Rents, Security Agreement and Fixture Filing, and that certain Environmental Compliance Agreement, each with respect to the Poway Property, and those certain leasehold mortgages and/or landlord waivers, or other appropriate waivers/consents from the owner/lessor of any Real Property not owned by any Borrower or any Subsidiary at which any of the Collateral is now or hereafter located for the purpose of perfecting the Administrative Agent’s (on behalf of Lenders) Liens as first priority Liens (subject to Permitted Encumbrances) in, and of providing access to, such Collateral; each in form and substance reasonably satisfactory to the Administrative Agent and the Closing Date Lenders.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by any of any Credit Party.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit F, signed by a Responsible Official of Borrower Representative and properly completed to provide all information required to be included therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit G, signed by a Responsible Official of Borrower Representative and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means (a) as of any date of determination if the Revolving Commitment is then in effect, Lenders having in the aggregate 66-2/3% or more of the Revolving Commitment then in effect and (b) as of any date of determination if the Revolving Commitment has then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, Lenders holding Notes evidencing in the aggregate 66-2/3% or more of the aggregate Indebtedness then evidenced by the Notes, and, in any event, not less than two (2) Lenders (unless there shall then be but one Lender).

“ResMed Germany” means ResMed Germany, Inc., an entity incorporated under the laws of Delaware and resident of Germany, and a Wholly-Owned Subsidiary of Parent.

“ResMed Holdings” means ResMed Holdings Ltd., an entity organized under the laws of Australia and Delaware, and a Wholly-Owned Subsidiary of Parent.

“ResMed Verwaltung” means ResMed GmbH Verwaltung, an entity organized under the laws of Germany, and a Wholly-Owned Subsidiary of Parent.

“Responsible Official” means (a) any Senior Officer of any Credit Party and (b) any other responsible official of any Credit Party so designated in a written notice thereof from a Senior Officer to the Administrative Agent. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of any Credit Party or any of their Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party or such Subsidiary.

“Revolving Commitment” means, subject to Section 2.6 and Section 2.7, (a) $75,000,000 from the Closing Date through the day before the first anniversary of the Closing Date; (b) $70,000,000 from the first anniversary of the Closing Date through the day before the second anniversary of the Closing Date; (c) $65,000,000 from the second anniversary of the Closing Date though the day before the third anniversary of the Closing Date; and (d) $55,000,000 thereafter. The respective Pro Rata Shares of the Lenders with respect to the Revolving Commitment are set forth in Schedule 1.1.

“Revolving Loan” means a Loan made under the Revolving Commitment.

“Revolving Loan Maturity Date” means March 1, 2011.

“Revolving Note” means any of the promissory notes made by Borrowers to a Lender evidencing Advances under that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit H, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Security Agreements” means the security agreements to be executed and delivered pursuant to Article 8 by each Borrower, in the form of Exhibit I, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer, (e) the controller or (f) the treasurer, in each case of any Credit Party.

“Significant Domestic Subsidiary” means a Significant Subsidiary that is not a Foreign Subsidiary of Parent. For clarification, neither ResMed Germany nor ResMed Holdings is a “Significant Domestic Subsidiary.”

“Significant Subsidiary” means a Subsidiary that either (i) had net income for the Fiscal Year then most recently ended in excess of 10% of Net Income for such Fiscal Year or (ii) had assets in excess of 10% of the total assets of Parent and its Subsidiaries on a consolidated basis as at the end of the Fiscal Year then most recently ended.

“Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction; and (d) such Person is generally paying its debts as they become due. For the purpose of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Special Eurodollar Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Standby Letter of Credit” means each Letter of Credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.5 to support the payment or performance of an obligation by a Borrower.

“Stockholders’ Equity” means, as of any date of determination and with respect to any Person, the consolidated stockholders’ equity of the Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

“Tangible Net Worth” means, as of any date of determination, the difference between (a) the sum of (i) Stockholders’ Equity of Parent and its Subsidiaries on such date and (ii) Subordinated Obligations outstanding on such date, and (b) the sum of material (as disclosed on Parent’s consolidated financial statements) (i) Intangible Assets of Parent and its Subsidiaries on such date, (ii) organizational expenses and (iii) monies due from Affiliates (including officers, shareholders and directors) of Parent and its Subsidiaries on such date.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

“Treasuries Rate” means a per annum rate of interest based on the percentage yield on U.S. Treasury securities, plus a margin, set by Union Bank in its discretion on the Closing Date, related to the general cost of corporate borrowing for a term comparable to the term of the Loan, plus Lenders’ costs, including the cost, if any, of reserve requirements and FDIC assessments.

“Treasuries Rate Advance” means an Advance made hereunder and specified to be a Treasuries Rate Advance in accordance with Article 2.

“Treasuries Rate Loan” means a Loan made hereunder and specified to be a Treasuries Rate Loan in accordance with Article 2.

“Type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, a Eurodollar Rate Loan or Advance or a Treasuries Rate Loan or Advance.

“UCC” means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of any Lien of the Lenders on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Union Bank” has the meaning set forth in the recitals to this Agreement.

“Wholly-Owned Subsidiary” means a Subsidiary of any Person, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by such Person, except for director’s qualifying shares required by applicable Laws.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 6.12 through 6.16, inclusive, would then be calculated in a different manner or with different components, (a) the Credit Parties and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Credit Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) the Credit Parties shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that the Credit Parties would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “the Credit Parties and their Subsidiaries”. Any reference herein to the “Credit Parties and its Subsidiaries” or the like shall refer solely to such Credit Party during such times, if any, as such Credit Party shall have no Subsidiaries.

1.7 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

Article 2.

LOANS AND LETTERS OF CREDIT

2.1 Loans General.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Revolving Loan Maturity Date, each Lender shall, pro rata according to that Lender’s Pro Rata Share of the then applicable Revolving Commitment, make Advances to Borrower Representative under the Revolving Commitment in such amounts as Borrower Representative may request that do not result in the sum of (i) the aggregate principal amount outstanding under the Revolving Notes and (ii) the Aggregate Effective Amount of all outstanding Letters of Credit to exceed the Revolving Commitment. Subject to the limitations set forth herein, Borrowers may borrow, repay and reborrow under the Revolving Commitment without premium or penalty.

(b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower Representative to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower Representative, in which case Borrower Representative shall confirm such request by promptly delivering a Request for Loan (conforming to the preceding sentence) in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower Representative, and Borrowers hereby agree to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

(c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Eurodollar Period, and that Lender’s Pro Rata Share of the Loan. Not later than 12:00 p.m., California time, on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

(d) Unless the Requisite Lenders otherwise consent, each Alternate Base Rate Loan and each Treasuries Rate Loan shall be not less than $1,000,000 and in an integral multiple of $500,000 and each Eurodollar Rate Loan shall be not less than $1,000,000 and in an integral multiple of $500,000.

(e) The Advances made by each Lender under the Revolving Commitment shall be evidenced by that Lender’s Revolving Note.

(f) A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof.

(g) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) has been made within the requisite notice periods set forth in Section 2.2, 2.3 or 2.4 prior to the end of the Eurodollar Period for any outstanding Eurodollar Rate Loan, then on the last day of such Eurodollar Period, such Eurodollar Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

2.2 Alternate Base Rate Loans. Each request by Borrower Representative for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. California time, on the date (which must be a Banking Day) immediately prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a Eurodollar Rate Loan or a Treasuries Rate Loan pursuant to Section 2.3 or 2.4.

2.3 Eurodollar Rate Loans.

(a) Each request by Borrower Representative for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m., California time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

(b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower Representative and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

(c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than five (5) Eurodollar Rate Loans shall be outstanding at any one time.

(d) No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

(e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

2.4 Treasuries Rate Loans. Each request by Borrower Representative for a Treasuries Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. California time, on the date (which must be a Banking Day) immediately prior to the date of the requested Treasuries Rate Loan.

2.5 Letters of Credit.

(a) The Existing Letters of Credit described in Schedule 2.4 shall be Letters of Credit for all purposes under this Agreement. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolving Loan Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Commitment as Borrower Representative may request by a Request for Letter of Credit; provided that (i) giving effect to all such Letters of Credit, the sum of (A) the aggregate principal amount outstanding under the Revolving Notes plus (B) the Aggregate Effective Amount of all outstanding Letters of Credit, does not exceed the then applicable Revolving Commitment and (ii) the Aggregate Effective Amount under all outstanding Letters of Credit does not exceed $10,000,000. Each Letter of Credit shall be in a form acceptable to the Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not exceed one (1) year or extend beyond the Revolving Loan Maturity Date.

(b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least two (2) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

(c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender’s Pro Rata Share. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrowers for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d) Borrowers agree to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Loans for two (2) Banking Days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Issuing Lender pursuant to Section 2.5(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrowers for reimbursement of principal and interest under this Section 2.5(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrowers with respect to such claim and in any interest payment made by Borrowers (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim.

(e) Borrower Representative may, pursuant to a Request for Loan, request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.5(d) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(f) If Borrowers fail to make the payment required by Section 2.5(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.5(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrowers, instruct the Administrative Agent to cause Advances to be made by the Lenders under the Revolving Commitment in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(h) The obligation of Borrowers to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrowers under Uniform Commercial Code Section 5109. Without limiting the foregoing, Borrowers’ obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability prior to its stated expiration date of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrowers;

(iii) the existence of any claim, setoff, defense, or other rights which any Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared substantially to comply with the terms of the Letter of Credit;

(v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default (other than gross negligence or willful misconduct) of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other similar causes beyond the control of the Issuing Lender;

(xiii) so long as the Issuing Lender in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

(xiv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

(i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6, with all necessary changes.

(j) The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

2.6 Voluntary Reduction of Revolving Commitment. Borrowers shall have the right, at any time and from time to time, without penalty or charge, except breakage with respect to Eurodollar Rate Loans, upon at least five (5) Banking Days’ prior written notice by a Responsible Official of Borrower Representative to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $500,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Revolving Commitment. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Revolving Commitment under this Section.

2.7 Optional Termination of Revolving Commitment. Following the occurrence of a Change in Control, the Requisite Lenders may in their sole and absolute discretion elect, during the thirty (30) day period immediately subsequent to the later of (a) such occurrence or (b) the earlier of (i) receipt of Borrower Representative’s written notice to the Administrative Agent of such occurrence or (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent has actual knowledge thereof, to terminate the Revolving Commitment, in which case the Revolving Commitment shall be terminated, and all outstanding Loans shall be repaid, effective on the date which is thirty (30) days subsequent to written notice from the Administrative Agent to Borrower Representative thereof.

2.8 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such

Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower Representative a corresponding amount. If the Administrative Agent has made funds available to Borrower Representative based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower Representative and Borrower Representative shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower Representative to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Revolving Commitment or to prejudice any rights which the Administrative Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

2.9 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Security Agreements.

2.10 Audits; Appraisals. Credit Parties acknowledge that the Administrative Agent may conduct or obtain, at Lenders’ expense (unless an Event of Default has occurred and is continuing, in which case at Borrowers’ expense), periodic audits (e.g., audits of Accounts, books and records, accounting systems, etc.) and appraisals at such intervals as the Administrative Agent may reasonably require; provided, however, that, unless an Event of Default has occurred and is continuing (in which case there shall be no limit on the number of audits that the Administrative Agent may conduct), the Administrative Agent shall conduct no more than one (1) such audit per calendar year.

2.11 Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing notices and requests for Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Article 3.

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Quarterly Payment Date. Except as otherwise provided in Sections 3.1(e) and 3.8, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

(c) Interest accrued on each Eurodollar Rate Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made (and, in the event that all of the Lenders have approved a Eurodollar Period of longer than six months, every three months thereafter through the last day of the Eurodollar Period) and on the last day of the related Eurodollar Period. Except as otherwise provided in Sections 3.1(e) and 3.8, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Eurodollar Rate Margin.

(d) Interest accrued on each Treasuries Rate Loan shall be due and payable on each Quarterly Payment Date. Except as otherwise provided in Sections 3.1(e) and 3.8, the unpaid principal amount of any Treasuries Rate Loan shall bear interest at a fixed rate per annum equal to the Treasuries Rate in effect on the date such Treasuries Rate Loan is made plus the Applicable Treasuries Rate Margin. Each change in the interest rate under this Section 3.1(d) due to a change in the Treasuries Rate shall take effect simultaneously with the corresponding change in the Treasuries Rate.

(e) During the existence of an Event of Default, the Loans shall bear interest at a rate per annum equal to the sum of (i) the interest rate specified in Section 3.1(b), Section 3.1(c) or Section 3.1(d), whichever is applicable, plus (ii) two (2) percentage points.

(f) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i) the amount, if any, by which the sum of (A) the principal Indebtedness evidenced by the Revolving Notes plus (B) the Aggregate Effective Amount of all outstanding Letters of Credit at any time exceeds then applicable Revolving Commitment shall be payable immediately; and

(ii) the principal Indebtedness evidenced by the Revolving Notes shall in any event be payable on the Revolving Loan Maturity Date.

(g) The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Subsection, (i) any partial prepayment of a Revolving Loan shall be not less than $100,000 and shall be an integral multiple of $50,000 (or otherwise paid in full), (ii) the Administrative Agent shall have received written notice of any prepayment by 10:00 a.m. California time on the date that is one (1) Banking Day before the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan or a Treasuries Rate Loan, and, in the case of a Eurodollar Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, and (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(e).

3.2 Arranger and Agency Fees. On the Closing Date and on each other date upon which a fee is payable, Borrower shall pay to the Arranger and the Administrative Agent such fees as heretofore agreed upon by letter agreement between Borrower and the Arranger. The fees paid to the Arranger and the Administrative Agent, are solely for their own account and are nonrefundable.

3.3 Unused Revolving Commitment Fee. From the Closing Date through the Revolving Loan Maturity Date, when the average quarterly (i) principal amount of outstanding Advances plus (ii) the Aggregate Effective Amount is less than Thirty Million Dollars ($30,000,000), Borrowers shall pay to the Administrative Agent, for the ratable accounts of the Lenders pro rata according to their Pro Rata Share of the Revolving Commitment, a commitment fee equal to the Applicable Commitment Fee Rate per annum times the average daily amount by which the Revolving Commitment exceeds (i) the aggregate daily principal amount of outstanding Advances plus (ii) the Aggregate Effective Amount. The commitment fee shall be payable quarterly in arrears as of each Quarterly Payment Date within fifteen (15) days after receipt by Borrower Representative of an invoice therefor from the Administrative Agent.

3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrowers shall pay the following fees:

(a) concurrently with the issuance of each Standby Letter of Credit, a letter of credit issuance fee to the Issuing Lender for the sole account of the Issuing

Lender, in an amount set forth in the letter agreement between Borrowers (or, Borrower Representative) and the Issuing Lender; and

(b) concurrently with the issuance of each Standby Letter of Credit, to the Administrative Agent for the ratable account of the Lenders in accordance with their Pro Rata Share of the Revolving Commitment, a standby letter of credit fee in an amount equal to the Applicable Eurodollar Rate Margin then in effect per annum times the face amount of such Standby Letter of Credit through the termination or expiration of such Standby Letter of Credit, which the Administrative Agent shall promptly pay to the Lenders.

Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

3.5 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) Banking Days after demand of such Lender, Borrowers shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error.

3.6 Eurodollar Costs and Related Matters.

(a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrowers shall pay that Lender within five (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided, that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is one year preceding the date of such demand or is attributable to periods prior to the date which is one year preceding the date of such demand). The Lender’s determination of such amount shall be conclusive in the absence of manifest error.

(b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

(1) shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, excluding (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower Representative with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws;

(2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

(3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market); provided, that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

(c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower Representative. Upon receipt of such notice, the outstanding principal amount of such Lender’s Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e). Each Lender agrees to endeavor promptly to notify Borrower Representative of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to take such action (including to designate a different Eurodollar Lending Office) if such action or designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower Representative of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

(d) If, with respect to any proposed Eurodollar Rate Loan:

(1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

(2) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower Representative and the Lenders, whereupon until the Administrative Agent notifies Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended.

(e) Upon payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under Section 3.6(c))on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrowers (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a) to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrowers shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(1) $250; plus

(2) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate plus the Applicable Eurodollar Rate Margin if that amount had remained or been outstanding through the last day of the applicable Eurodollar Period exceeds (ii) the interest that the Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Eurodollar Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(3) all out of pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

(f) Each Lender agrees to endeavor promptly to notify Borrower Representative of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to take such action (including to designate a different

Eurodollar Lending Office) if such action or designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrowers, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.

(g) Upon the receipt by any Borrower from any Lender (an “Affected Lender”) of a claim for compensation under Section 3.5, 3.6(a) or 3.6(b), or if any Borrower is required to pay any amount to any Affected Lender or the Administrative Agent for the account of an Affected Lender pursuant to Section 3.5, 3.6(a) or 3.6(b), or such Affected Lender has notified Administrative Agent pursuant to Section 3.6(c) that such Affected Lender is unable to make Eurodollar Rate Loans and, in each case (if applicable), such Affected Lender has not changed the jurisdiction of its Eurodollar Lending Office so as to eliminate such additional payment by the Borrowers within 30 days after a request by the Borrowers to effect such change, the Borrowers may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Borrower Representative (which shall, in any event, be an Eligible Assignee) to acquire and assume all or a ratable part of all of such Affected Lender Loans and Revolving Commitment (a “Replacement Lender”); (ii) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Revolving Commitment; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) or of an existing Lender under clause (ii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and shall be effected in accordance with all requirements for an assignment set forth in Section 12.8. Without limiting the generality of the foregoing, the Borrowers agree to pay to each Affected Lender any amounts arising under Section 3.6(e) by virtue of such Affected Lender’s replacement on a date other than the last day of an Interest Period, with respect to any Eurodollar Rate Loans then outstanding.

3.7 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Alternate Base Rate plus two percent (2.00%), to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.8 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

3.9 Non Banking Days. If any payment to be made by a Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.10 Manner and Treatment of Payments.

(a) Each payment hereunder (except payments pursuant to Sections 3.5, 3.6, 12.3, 12.11 and 12.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 12:00 p.m. Noon, California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 12:00 p.m. Noon, California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b) Borrowers hereby authorize the Administrative Agent to debit the Designated Deposit Account to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by Borrowers to the Administrative Agent on the next following Banking Day.

(c) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

(d) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrowers, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrowers’ obligation to pay the Obligations.

(e) Each payment of any amount payable by a Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority on any Lender, excluding (i) taxes imposed on or measured in whole or in part by such Lender’s overall net income by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business” and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which such Lender has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that a Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, such Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower Representative.

3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.12 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.13 Administrative Agent’s Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower Representative prior to the date on which any payment to be made by Borrowers hereunder is due that Borrowers do not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrowers have remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrowers have not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.14 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower Representative regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.15 Survivability. All of Borrowers’ obligations under Sections 3.5 and 3.6 shall survive for the six (6) month period following the date on which the Revolving Commitment is terminated and all Loans hereunder are fully paid, and Borrowers shall remain obligated thereunder for all claims under such Sections made by any Lender to any Borrower prior to the expiration of such period.

Article 4.

REPRESENTATIONS AND WARRANTIES

Parent, on a Consolidated Basis, except as otherwise indicated, represents and warrants to the Administrative Agent and each of the Lenders that:

4.1 Existence and Qualification; Power; Compliance With Laws. Each Credit Party: is a corporation duly formed, validly existing and in good standing under the Laws of state of its incorporation; is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect; and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive offices of each Credit Party is located in California. All outstanding shares of capital stock of each Credit Party are duly authorized, validly issued, fully paid and non assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Each Credit Party is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not and will not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

(b) Violate or conflict with any provision of such Party’s charter, articles or certificate of incorporation, bylaws, articles or certificate of organization, operating agreement, or other organizational documents, as applicable;

(c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d) Violate any Requirement of Law applicable to such Party;

(e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as previously obtained or made, and except with respect to the filings required with respect to perfection of the security interests granted hereunder, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by any Credit Party of the Loan Documents to which it is a Party.

4.4 Subsidiaries.

(a) As of the Closing Date and the delivery of each Compliance Certificate thereafter, Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock or membership or other equity interests, as applicable, issued and outstanding, number of shares of capital stock or membership or other equity interests, as applicable, of Domestic Subsidiaries owned by any Credit Party (specifying such owner) and jurisdictions of organization of all such Persons; and lists, in an organizational chart format, Parent and all Subsidiaries of Parent. Except as described in Schedule 4.4 or as is not otherwise reasonably expected to result in a Material Adverse Effect, no Credit Party owns any capital stock, membership interest, other equity interest or debt security which is convertible, or exchangeable, for capital stock, membership interests or other equity interest in any domestic Person. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, all of the outstanding membership interests or all of the units of other equity interest, as the case may be, of each direct Domestic Subsidiary are owned of record and beneficially by the respective Credit Party, there are no outstanding options, warrants or other rights to purchase capital stock of, or membership interests or other equity interests in, any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances.

(b) Each Domestic Subsidiary is a legal entity of the type described in Schedule 4.4 duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

(c) Each Domestic Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

4.5 Financial Statements. Borrower Representative has furnished to the Lenders (a) the audited financial statements of Parent and its Subsidiaries, on a consolidated basis, for the Fiscal Year ended June 30, 2005, and (b) the unaudited balance sheet and statement of operations of Parent and its Subsidiaries, on a consolidated basis, for the six-month period ended December 31, 2005 (and on a consolidating basis for Parent and its Subsidiaries for the twelve-month period ended June 30, 2005). The financial statements described in clause (a) fairly present in all material respects the financial condition, results of operations and changes in financial position of Parent and its Subsidiaries on a consolidated basis, and the balance sheet and statement of operations described in clause (b) fairly present the financial condition and results of operations of Parent and its Subsidiaries, on a consolidating basis, as of such dates and for such periods in conformity with GAAP consistently applied, subject only to normal year end accruals and audit adjustments.

4.6 No Other Liabilities; No Material Adverse Changes. No Credit Party has any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 2005.

4.7 Title to and Location of Property. Each Credit Party has valid title to the Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the balance sheet described in clause (b) of Section 4.5, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7A and Permitted Encumbrances, other encumbrances permitted pursuant to Section 6.9, and Permitted Rights of Others. All Property of the Credit Parties is located at one of the locations described in Schedule 4.7B.

4.8 Intangible Assets. The Credit Parties own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrowers, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Except as set forth in Schedule 4.8, no Credit Party has used any trade name, trade style or “dba” during the five year period ending on the Closing Date.

4.9 Public Utility Holding Company Act. No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against any Credit Party of less than $2,000,000, (c) matters of an administrative nature not involving a claim or charge against any Credit Party and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which any Credit Party has been served or has received notice or, to the best knowledge of the Credit Parties, threatened against or affecting any Credit Party or any Property of any of them before any Governmental Agency that, if decided adversely, is reasonably expected to have a Material Adverse Effect.

4.11 Binding Obligations. Each of the Loan Documents to which a Credit Party is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

4.13 ERISA.

(a) With respect to each Pension Plan:

(i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

(ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

(iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and

(iv) no Credit Party nor any of their Domestic Subsidiaries has engaged in any non exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

(b) No Credit Party nor any of their Domestic Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

4.14 Regulation U; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. No Credit Party nor any of their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15 Disclosure. No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

4.16 Tax Liability. Parent, on a Consolidated Basis, has filed all annual tax returns which are required to be filed, and have paid, or made provision for the payment of, all annual taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by such Person, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained as required by GAAP, and (b) immaterial taxes so long as no material Property of any Credit Party or any of their Significant Subsidiaries is at impending risk of being seized, levied upon or forfeited.

4.17 Projections. As of the Closing Date, to the best knowledge of the Credit Parties, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Credit Parties, and the Projections are reasonably based on such assumptions. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

4.18 Hazardous Materials. Except as described in Schedule 4.18, as of the Closing Date (a) no Credit Party at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by any Credit Party as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by any Credit Party on any Real Property, or transported to or from such Real Property by any Credit Party, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

4.19 Security Interests. Upon the execution and delivery of the Security Agreements and the filing of all necessary financing statements in the relevant jurisdictions of organization of the relevant Borrower, the Security Agreements will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9 and to such qualifications and exceptions as are contained in the California Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the California Uniform Commercial Code does not apply) and all actions necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of the Security Agreements and the filing thereof with the United States Patent and Trademark Office, the Administrative Agent, on behalf of itself and the Lenders, shall have a valid first priority Lien in the Collateral (consisting of patents and trademarks, if any) described therein securing the Obligations. Upon the execution and delivery of the Security Agreements and the filing thereof with the United States Copyright Office, the Administrative Agent, on behalf of itself and the Lenders, shall have a valid first priority Lien in the Collateral (consisting of copyrights, if any) described therein securing the Obligations. Upon the tender of physical deliver to the Administrative Agent of the Pledged Collateral, and the delivery of Assignments Separate from Certificate with respect thereto, duly executed, Administrative Agent will have a valid first priority security interest in the Pledged Collateral and all action necessary to perfect the security interests so created will have been taken and completed.

4.20 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of Borrowers overtly threatened involving any Credit Party or any Significant Domestic Subsidiary that would constitute a Material Adverse Effect.

4.21 Fiscal Year. As of the Closing Date, each Credit Party operates on a fiscal year ending on June 30.

4.22 Insurance Premiums. All insurance premiums due and owing under the Credit Parties’ current casualty and liability insurance policies have been paid (or, if paid in installments, are current).

4.23 Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to the initial Advances under this Agreement), each Credit Party will be Solvent.

4.24 Patriot Act. Each Credit Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Stats Foreign Corrupt Practices Act of 1977, as amended.

Article 5.

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation (other than inchoate indemnity obligations) remains unpaid, or any portion of the Revolving Commitment remains in force, except as otherwise indicated, (A) each Credit Party shall, and shall cause its Significant Domestic Subsidiaries at all times to, and (B) Parent, on a Consolidated Basis shall, on an annual basis, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 12.2, all of the Lenders) otherwise consents:

5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that the relevant Person (x) shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet delinquent, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same (to the extent required by GAAP), or (b) any immaterial tax so long as no material Property of any Credit Party or a Significant Subsidiary thereof is at impending risk of being seized, levied upon or forfeited; and (y) may contest nonconsensual Liens (securing an aggregate amount not in excess of $1,000,000) in good faith by appropriate proceedings .

5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except (i) that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of the relevant Person, shall not constitute a violation of this covenant, and (ii) this covenant shall not be construed to prohibit any Disposition otherwise permitted pursuant to Section 6.2 or the definition of “Disposition”.

5.4 Maintenance of Insurance. Maintain liability, casualty, workers’ compensation and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the relevant Person operates.

5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which does or is reasonably expected to constitute a Material Adverse Effect, except that the relevant Person need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of any Credit Party) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of (including any software or CD Rom programs relating thereto), and to visit and inspect the Properties of, the Credit Parties and to discuss the affairs, finances and accounts of the Credit Parties and their Subsidiaries with any of the Credit Parties’ officers, key employees or accountants.

5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the relevant Person.

5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not or is not reasonably expected to constitute a Material Adverse Effect.

5.9 Use of Proceeds. Use the proceeds of all Revolving Loans for working capital needs and other general corporate purposes of Parent’s Significant Domestic Subsidiaries, including refinancing of Indebtedness in connection with the Existing Credit Facilities, including related fees and expenses.

5.10 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency with respect to any such Real Property pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against any Credit Party relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any Credit Party of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

5.11 Syndication Process. Cooperate in such respects as may be requested by the Arranger in connection with the syndication of the credit facilities under this Agreement, including the provision of information (in form and substance acceptable to the Arranger) for inclusion in written materials furnished to prospective syndicate members and the participation by Senior Officers in meetings with prospective syndicate members. Nothing in this Section 5.11 shall obligate the Credit Parties to amend any Loan Document to which it is a Party.

5.12 Future Subsidiaries; Additional Security Documentation. (a) Cause each future Significant Domestic Subsidiary of a Credit Party to execute and deliver to the Administrative Agent (i) an appropriate joinder to the Parent Guaranty and the Security Agreement and (ii) such other agreements, mortgages, financing statements, landlord/mortgagee waivers and other documents, together with an opinion of counsel from counsel and in form and substance reasonably acceptable to the Administrative Agent, and (b) cause Parent to pledge to the Administrative Agent pursuant to the Parent Guaranty all of the capital stock or other equity interests owned by Parent with respect to any Significant Domestic Subsidiary formed or acquired after the Closing Date. In addition to the foregoing, the Credit Parties and their Significant Domestic Subsidiaries shall cause such documents and instruments as may be reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent, for the benefit of the Lenders, to obtain a fully perfected first priority Lien on all Collateral, subject to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9. Without limiting the generality of the foregoing, ResMed (and/or such other Credit Parties, as appropriate) shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, such instruments and agreements as Administrative Agent may reasonably request to obtain and maintain a Lien on the Kearny Mesa Property, and such other agreements and instruments incidental thereto, which Lien Administrative Agent may request in its sole and absolute discretion.

5.13 Intercompany Notes. Cause each Subsidiary and Affiliate of each Borrower to execute a promissory note (in a form reasonably acceptable to the Administrative Agent) evidencing any Indebtedness of such Subsidiary or Affiliate to such Borrower, which is in an amount of $1,000,000 or more, and cause each payee of such promissory note to deliver such promissory note to the Administrative Agent, with an endorsement in blank, as additional Collateral.

Article 6.

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation (other than inchoate indemnity obligations) remains unpaid, or any portion of the Revolving Commitment remains in force, except as otherwise indicated, (A) each Credit Party shall not, and shall not permit any Significant Domestic Subsidiaries at any time to, and (B) Parent, on a Consolidated Basis shall not, on an annual basis, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 12.2, of all of the Lenders) otherwise consents:

6.1 Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation. Notwithstanding the foregoing, Parent may redeem the Convertible Notes (or permit the conversion thereof to equity).

6.2 Disposition of Property. No Credit Party may make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by Parent to any Borrower, or by a Subsidiary of any Borrower to any Borrower, and (b) a Disposition for which the Net Cash Sales Proceeds, when added to the aggregate Net Cash Sales Proceeds of all Dispositions made during the term of this Agreement, do not exceed $20,000,000.

6.3 Mergers. No Credit Party may merge or consolidate with or into any Person, except (a) mergers and consolidations of (x) a Subsidiary of any Borrower into (i) Parent, (ii) a Borrower or (iii) a Wholly-Owned Subsidiary of such Borrower; or (y) Subsidiaries of a Borrower with each other, and (b) a merger or consolidation of a Person into a Borrower or with or into a Wholly-Owned Subsidiary of Parent which constitutes a Permitted Acquisition; provided that (i) Parent, such Borrower or such Wholly-Owned Subsidiary is the surviving entity, (ii) no Default or Event of Default then exists or would result therefrom and (iii) each Credit Party executes such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger.

6.4 Hostile Acquisitions. Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors of such corporation or business entity.

6.5 Acquisitions. Make any Acquisition other than a Permitted Acquisition.

6.6 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

(a) Distributions by any Subsidiary of Parent to any Borrower or to Parent (and to any intervening Subsidiaries (and/or minority interest holders) of such Borrower or other Subsidiary of Parent);

(b) Permitted Stock Repurchases; and

(c) stock dividends payable on Common Stock.

6.7 ERISA. At any time, as applicable to such Person, (a) permit any Pension Plan to: (i) engage in any non exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

6.8 Change in Nature of Business. Make any material change in the nature of the business of the Credit Parties, taken as a whole, except for a Disposition permitted pursuant to Section 6.2.

6.9 Liens and Negative Pledges. No Credit Party shall create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its respective Properties, or engage in any sale and leaseback transaction with respect to any of its respective Properties, whether now owned or hereafter acquired, except:

(a) Liens and Negative Pledges existing on the Closing Date and disclosed in Schedule 4.7A and any renewals/extensions or amendments thereof, provided that the obligations secured or benefitted thereby are not increased and such Liens and Negative Pledges are not extended beyond their scope from that existing on the Closing Date;

(b) Liens and Negative Pledges in favor of the Administrative Agent and the Lenders pursuant to the Loan Documents;

(c) Permitted Encumbrances;

(d) Liens on Property acquired by any Credit Party or any Subsidiary that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e) Liens and Negative Pledges under agreements arising in the ordinary course of business and constituting customary provisions restricting the assignment thereof;

(f) Liens securing Indebtedness permitted by Section 6.10(e) on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness; and

(g) Liens securing Indebtedness permitted by Section 6.10(f) on and limited to the real property constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness, provided that no Credit Party shall grant a Lien to HSBC on the Kearny Mesa Property, if at all, unless and until Administrative Agent has determined to take and has in fact perfected a prior Lien on such Kearny Mesa Property.

6.10 Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

(a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.10, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

(b) Indebtedness and Guaranty Obligations under the Loan Documents;

(c) Indebtedness and Guaranty Obligations (i) owed to any Credit Party and (ii) owing by a non-Credit Party Subsidiary of Parent to any other non-Credit Party Subsidiary of Parent;

(d) Guaranty Obligations of Parent and ResMed, and Indebtedness and Guaranty Obligations of Resmed Limited, Resmed SA. (France), Resmed GmbH & Co. KG (Germany), Resmed (UK) Ltd. and Take Air Medical GmbH, owing to HSBC (and refinancings, renewals, extensions or amendments thereof), subject (in the case of such Guaranty Obligations of Parent and ResMed only) to HSBC’s prior or contemporaneous execution and delivery to Administrative Agent of the HSBC Agreements; provided that no payments shall be made on account of such Guaranty Obligations of Parent or ResMed at any time during the term of this Agreement, except to the extent permitted under the HSBC Agreements;

(e) Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of fixed capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness, provided that the aggregate principal amount of such Credit Parties’ Indebtedness incurred in any Fiscal Year does not exceed $2,000,000;

(f) Indebtedness incurred to finance the purchase or construction of real property used in the business of any Credit Party;

(g) Credit Party Subordinated Obligations in such amount as may be approved in writing by the Administrative Agent and the Requisite Lenders, and Non-Credit Party Subordinated Obligations;

(h) Indebtedness consisting of Interest Rate Protection Agreements entered into by any Credit Party or any other Subsidiary of Parent;

(i) Indebtedness of Parent consisting of guaranties of Parent’s Subsidiaries arising in the ordinary course of business and consistent with past practices, including but not limited to guaranties of lease obligations of such Subsidiaries;

(j) Guaranty Obligations in support of the obligations of a Wholly-Owned Subsidiary, provided that such obligations of such Wholly-Owned Subsidiary are not prohibited by this Agreement; and

(k) Other Indebtedness of (i) the Credit Parties not to exceed $2,000,000, and (ii) the non-Credit Party Subsidiaries of Parent not to exceed $5,000,000; each in the aggregate at any time during the term hereof.

6.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Credit Party other than (without duplication) (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) Distributions permitted pursuant to Section 6.6, (c) transactions that are fully disclosed to the board of directors (or executive committee thereof) of such Credit Parties and expressly authorized by a resolution of the board of directors (or executive committee) of such Credit Parties which is approved by a majority of the directors (or executive committee) not having an interest in the transaction, (d) transactions between or among the Credit Parties and their Subsidiaries and (e) transactions in the ordinary course of business on overall terms at least as favorable to the Credit Parties or their Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.

6.12 Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than (a) 2.50 to 1.00, from the Closing Date through June 29, 2007; (b) 2.25 to 1.00 from June 30, 2007 through June 29, 2008; and (c) 2.00 to 1.00 thereafter.

6.13 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than (a) 1.25 to 1.00 from the Closing Date through June 29, 2007; (b) 1.15 to 1.00 from June 30, 2007 through June 29, 2008; (c) 1.25 to 1.00 from June 30, 2008 through June 29, 2009; and (d) 1.50 to 1.00 thereafter.

6.14 EBITDA. Permit the domestic trailing twelve (12) month EBITDA of ResMed and SMI for any Fiscal Quarter, to be less than (a) $3,000,000 from the Closing Date through June 29, 2006; and (b) $4,000,000 thereafter.

6.15 Tangible Net Worth. Permit Tangible Net Worth, less Permitted Stock Repurchases, as of December 31, 2005, to be less than $245,000,000 or permit Tangible Net Worth as of the last day of each Fiscal Quarter ending thereafter during the term of this Agreement to be less than the sum of: (a) $170,000,000; (b) 50% of the cumulative Net Income for each Fiscal Quarter ending after June 30, 2005 (with no deduction for a net loss in any such Fiscal Quarter); and (c) 100% of the net proceeds of (i) any issuance by Parent or any of its Subsidiaries of equity securities (except with respect to the exercise of stock options) or (ii) conversion by Parent or any of its Subsidiaries of debt to equity, in each case of clauses (c)(i) and (ii), subsequent to June 30, 2005.

6.16 Liquidity. Permit Credit Parties’ Cash (maintained in the United States) and Accounts (of domestic account debtors) to be less than $40,000,000.

6.17 Investments. No Credit Party shall make or suffer to exist any Investment by such Credit Party, other than:

(a) Investments in existence as of January 31, 2006 and disclosed on Schedule 6.17;

(b) Investments consisting of Cash Equivalents;

(c) Investments in a Person that is the subject of a Permitted Acquisition;

(d) Investments consisting of advances to officers, directors and employees of a Credit Party or of any their Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

(e) Investments in a Significant Domestic Subsidiary that is a Wholly-Owned Subsidiary of Parent (including without limitation Investments by Parent in a Borrower);

(f) Investments in a Foreign Subsidiary that is a Wholly-Owned Subsidiary of Parent and Investments in other non-Credit Party Subsidiaries of Parent, in each case not otherwise falling under another clause of this Section 6.17; provided that the aggregate of all such Investments in all Foreign Subsidiaries and other non-Credit Parties in any Fiscal Year does not exceed $10,000,000;

(g) Investments consisting of the extension of credit to customers or suppliers of the Credit Parties and their Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(h) Investments received in connection with the settlement of a bona fide dispute with another Person;

(i) Investments consisting of intercompany loans and Guaranty Obligations, in each case not prohibited by Section 6.10; and

(j) Investments not described above not in excess of $5,000,000 in any Fiscal Year.

6.18 Capital Expenditures. Make any Capital Expenditure in excess of (i) with respect to construction of the Kearny Mesa Property, $100,000,000 in the aggregate, (ii) with respect to the Norwest Property, $60,000,000 in the aggregate and (iii) with respect to any other Capital Expenditures, in any Fiscal Year, if to do so would result in the aggregate of such other Capital Expenditures made in such Fiscal Year (exclusive of Capital Expenditures made in connection with Permitted Acquisitions) to exceed (a) $60,000,000 for Fiscal Year ending June 30, 2006; (b) $70,000,000 for Fiscal Year ending June 30, 2007; (c) $80,000,000 for Fiscal Year ending June 30, 2008; (d) $90,000,000 for Fiscal Year ending June 30, 2009; and (d) $100,000,000 for Fiscal Year ending June 30, 2010.

6.19 Intentionally Omitted.

6.20 Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or is reasonably expected to have a Material Adverse Effect.

6.21 Changes in Internal Operational Matters. (i) No Credit Party will make any material change (from that existing on the Closing Date) to such Credit Parties’ transfer pricing activity, cash flow or accounting structure and (ii) ResMed shall not make any material change in its practice of purchasing inventory from its affiliates at current transfer pricing (except to the extent such changes is required by applicable law), and selling such inventory in the domestic market, except, in each case set forth in clause (i) and (ii), with the prior written consent of Administrative Agent (such consent not to be withheld if such change is not reasonably expected to adversely affect the benefits to Lenders of the structure evidenced by this Agreement, including the likely value of the Parent Guaranty and other Loan Documents, in each case as determined by Administrative Agent in its reasonable discretion).

6.22 Changes in Officers, Name, Location of Chief Executive Offices, Etc. Without providing ten 10 calendar days prior written notice to the Administrative Agent, make any change in the senior officers or other senior management of any Credit Party, the corporate name of any Credit Party, or the location of any Credit Party’s assets, principal place of business or chief executive office; provided that such notice requirement is hereby deemed satisfied with respect to any relocation of SMI’s principal place of business, chief executive office and/or assets of SMI to 9540 De Soto Avenue, Chatsworth, CA 91311.

Article 7.

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation (other than inchoate indemnity obligations) remains unpaid, or any portion of the Revolving Commitment remains in force, Borrower Representative shall, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 12.2, all of the Lenders) otherwise consents, at Borrowers’ sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

(a) As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of income, operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and as filed with the Securities and Exchange Commission; and the company-prepared quarterly income statement, balance sheet and operating cash flow statement of ResMed and SMI. Such financial statements shall be certified by the chief financial officer or controller of Borrower Representative as fairly presenting in all material respects the financial condition, results of operations and cash flows of the applicable Credit Parties and their Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b) As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Parent and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

(c) As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, the consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year and the consolidated and consolidating statements of income, operations, stockholders’ equity and cash flows, in each case of Parent and its Subsidiaries for such Fiscal Year, all in reasonable detail, and as filed with the Securities and Exchange Commission. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of KPMG LLP or other independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders.

(d) As soon as practicable, and in any event not later than thirty (30) days prior to the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year, including projected consolidated balance sheets, statements of operations, forecast assumptions, and a budget for Capital Expenditures, all in reasonable detail;

(e) [Intentionally Omitted];

(f) Parent agrees to provide Administrative Agent (and any requesting Lender) access to the electronic notification system employed by Parent so that each will receive electronic notification, when filed with the Securities and Exchange Commission, of and access to copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent and filed or be required to file with the Securities and Exchange Commission, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(g) Promptly after request by the Administrative Agent or any Lender (Borrowers agreeing hereby to inform the Administrative Agent promptly upon any such filing), copies of any other report or other document that was filed by any Credit Party or any Significant Domestic Subsidiary with any Governmental Agency;

(h) Promptly upon a Senior Officer of any Credit Party or any Significant Subsidiary becoming aware, and in any event within ten (10) Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, in each case which is reasonably expected to cause a Material Adverse Effect, telephonic notice specifying the nature thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action such Party is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(i) As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer of any Credit Party or any Significant Subsidiary becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Credit Parties are taking or propose to take with respect thereto;

(j) Promptly upon a Senior Officer of any Credit Party or any Significant Subsidiary becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against any Credit Party that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $1,000,000 or more or any lessor under a lease involving aggregate annual rent of $1,000,000 or more has asserted a default thereunder on the part of any Credit Party, or (iii) any Person has commenced a legal proceeding with respect to a claim against any Credit Party under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action such Party is taking or proposes to take with respect thereto; and

(k) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.

7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation (other than inchoate indemnity obligations) remains unpaid or unperformed, or any portion of the Revolving Commitment remains outstanding, (a) Borrower Representative shall, at Borrowers’ sole expense, concurrently with the financial statements required pursuant to Section 7.1(a), deliver to the Administrative Agent for distribution by it to the Lenders, a Compliance Certificate signed by the controller of Borrower Representative; and (b) Parent (whether itself or by Borrower Representative) shall, at Borrowers’ sole expense, concurrently with the financial statements required pursuant to Section 7.1(c), deliver to the Administrative Agent for distribution by it to the Lenders, a Compliance Certificate signed by the chief financial officer of Parent.

Article 8.

CONDITIONS

8.1 Initial Advances. The obligation of each Closing Date Lender to make the initial Advance to be made by it on the Closing Date, and the obligation of the Issuing Lender to issue the initial Letter of Credit, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advance and the issuance of the initial Letter of Credit (unless the Administrative Agent, in its sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Closing Date Lenders and Borrowers;

(2) Revolving Notes executed by Borrowers in favor of each Closing Date Lender, each in a principal amount equal to that Lender’s Pro Rata Share of the Revolving Commitment;

(3) the Security Agreements executed by each Borrower;

(4) the Parent Guaranty executed by Parent;

(5) the Pledged Collateral, together with executed undated stock powers (or the equivalent) relating thereto, endorsed in bank;

(6) such financing statements on Form UCC 1 with respect to the Parent Guaranty and the Security Agreements as the Administrative Agent may request;

(7) the Real Estate Documents executed by each party thereto;

(8) with respect to each Credit Party, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of such Credit Party, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, their authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles or certificates of incorporation and amendments thereto, articles or certificates of organization and amendments thereto, bylaws and amendments thereto, operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate or limited liability company resolutions or other applicable authorization documents, incumbency certificates, Certificates of Responsible Officials, and the like;

(9) the Opinion of Counsel;

(10) a Certificate of the chief financial officer or controller of Borrower Representative certifying that attached thereto is a true and correct copy of the Projections and further certifying that the representation contained in Section 4.17 is, to the best of his or her knowledge, true and correct;

(11) evidence of the insurance policies required by Section 5.4, together with such endorsements as are necessary to show the Administrative Agent as sole loss payee and the Administrative Agent as an additional insureds, as applicable, thereunder;

(12) a Certificate of the chief financial officer or controller of Borrower Representative certifying that the conditions specified in Section 8.1(f) have been satisfied;

(13) one or more Requests for Loans or Requests for Letters of Credit, as applicable; and

(14) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b) The fees payable on the Closing Date pursuant to Section 3.2 shall have been paid.

(c) The Administrative Agent shall have received such lien search reports with respect to all jurisdictions that the Administrative Agent may deem necessary or desirable for purposes of, or in connection with, perfecting, establishing on a first priority basis, and protecting, the Administrative Agent’s (on behalf of the Lenders) Liens in the Collateral created under the Collateral Documents, including completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in such jurisdictions that name the Credit Parties, as relevant, as debtor, together with copies of such financing statements.

(d) The Administrative Agent shall be reasonably satisfied that, upon the filing of the financing statements described in Section 8.1(a)(7), the recordation of the UCC-1s and/or Security Agreements and the Real Estate Documents (as applicable) with the appropriate Governmental Agencies, delivery of applicable control agreements and delivery of possession to the Administrative Agent of the Pledged Collateral and any other Collateral the possession of which is required for perfection of a security interest therein, the Administrative Agent (on behalf of the Lenders) will hold a first priority perfected Lien in the Collateral described respectively therein subject only to Permitted Encumbrances and other encumbrances permitted pursuant to Section 6.9.

(e) The Administrative Agent shall have completed and received all audits, inspections and examinations as deemed necessary in the Administrative Agent’s reasonable opinion with respect to (i) the Collateral, (ii) the books and records of the Credit Parties and their Subsidiaries and (iii) the financial and business condition and operations of the Credit Parties and their Subsidiaries and the transactions contemplated hereby.

(f) There shall not be pending or, to the knowledge of any Senior Officer of any Credit Party, threatened any litigation which is reasonably expected to have a Material Adverse Effect on any Credit Party or any of the transactions contemplated hereunder or under any of the other Loan Documents.

(g) All Indebtedness outstanding under the Existing Credit Agreement shall have been (or shall concurrently be) paid and the same shall have been (or shall concurrently be) terminated.

(h) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 12.3, and invoiced to Borrower Representative prior to the Closing Date (if applicable), shall have been paid.

(i) The representations and warranties of the Credit Parties contained in Article 4 shall be true and correct in all material respects.

(j) Borrower Representative (or such other Credit Party, as applicable) shall have established the Designated Deposit Account at Union Bank of California, N.A. or one of its Affiliates.

(k) Borrowers and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.

(l) No material adverse change shall have occurred in the business, property, operations or condition (financial or otherwise) of Borrower since December 31, 2005.

(m) All legal matters relating to the Loan Documents shall be satisfactory to DLA Piper Rudnick Gray Cary US, LLP, special counsel to the Administrative Agent.

(n) The Closing Date shall have occurred on or before March 31, 2006.

8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders or, in any case where the approval of all of the Lenders is required pursuant to Section 12.2, all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower Representative and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.6 (first sentence) and 4.17) shall be true and correct in all material respects on and as of the date of the Advance as though made on that date;

(b) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since the date of the last delivered audited financial statements;

(c) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or, to the knowledge of any Senior Officer of any Credit Party, threatened, any action, suit, proceeding or investigation against or affecting any Credit Party or any Property of any of them before any Governmental Agency that constitutes or is reasonably expected to constitute a Material Adverse Effect; and

(d) the Administrative Agent shall have timely received a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable) or Request for Letter of Credit (as applicable), in compliance with Article 2, or shall otherwise have waived the same.

Article 9.

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrowers fail to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

(b) Borrowers fail to pay any interest on any of the Notes, or any fees under Sections 3.2, 3.3 or 3.4, or any portion thereof, within five (5) Banking Days after the date when due; or fails to pay any other fee or amount payable to the Lenders or the Administrative Agent under any Loan Document, or any portion thereof, within ten (10) Banking Days after demand therefor; or

(c) Any Credit Party fails to comply with, or causes or permits any Subsidiary (to the extent applicable to such Subsidiary) to fail to comply with, any of the covenants contained in Article 6; or

(d) Any Credit Party fails to comply with Section 7.1(i) in the manner stated therein or fails to perform any other reporting requirement set forth in Article 7 within ten (10) Banking Days after the date specified for performance therein; or

(e) Any Credit Party or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

(f) Any representation or warranty of any Credit Party any other Party made in any Loan Document, or in any certificate or other writing delivered by such Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

(g) To the extent not otherwise addressed in this Section 9.1, any Credit Party, ResMed Holdings or any Significant Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of such Person for borrowed money of $3,000,000 or more, or any guaranty of $3,000,000 or more by such Person of present or future Indebtedness for borrowed money, in each case, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise, or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of such Person of $3,000,000 or more, or in connection with any guaranty by such Person of $3,000,000 or more of present or future Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require any such Person to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent or any Lender) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document (other than following indefeasible satisfaction in full of the Obligations), or purports to revoke, terminate or rescind same; or

(i) A final judgment against any Credit Party or any Significant Domestic Subsidiary is entered for the payment of money in excess of $3,000,000 individually or in the aggregate (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any Credit Party and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

(j) Any Credit Party or any Significant Domestic Subsidiary institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

(k) A Change in Control occurs; or

(l) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(m) Any holder of a Subordinated Obligation of more than $3,000,000 asserts in writing that such Subordinated Obligation is not subordinated to the Obligations in accordance with its terms and the applicable Credit Party does not promptly deny in writing such assertion and contest any attempt by such holder to take action based on such assertion; or

(n) Any Pension Plan maintained by any Credit Party is finally determined by the PBGC to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Parent and its Subsidiaries as of the most recently ended Fiscal Quarter; or

(o) The Requisite Lenders determine in good faith that, since the delivery of the most recent audited financials for Parent and its Subsidiaries, a circumstance or event has occurred that constitutes a Material Adverse Effect.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

(1) the Revolving Commitment to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of the Borrowers and any other Parties under the Loan Documents shall be suspended without notice to or demand upon any Credit Party, which are expressly waived by the Credit Parties, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or the Requisite Lenders, as the case may be, to reinstate the Revolving Commitment and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by the Credit Parties of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

(3) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Revolving Commitment and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 9.1(j):

(1) the Revolving Commitment to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon any Credit Party, which are expressly waived by the Credit Parties, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Revolving Commitment and such other obligations and rights and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon the Credit Parties, which are expressly waived by the Credit Parties, to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

(3) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Credit Parties.

(c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon the Credit Parties, which are expressly waived by the Credit Parties (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against the Credit Parties and any other Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrowers’ Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

Article 10.

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authorization. Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

10.2 Administrative Agent and Affiliates. Union Bank of California, N.A. (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes Union Bank of California, N.A. in its individual capacity. Union Bank of California, N.A. (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with each Credit Party and any Subsidiary or Affiliate thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Union Bank of California, N.A. (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 12.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Lenders’ interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

10.4 Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of the Credit Parties and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

10.5 Action by Administrative Agent.

(a) The Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower Representative stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

(b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

(c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its reasonable discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

(d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 12.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

(e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 12.2), notwithstanding any other provision hereof.

10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

(a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

(b) May consult with legal counsel (including in-house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for any Credit Party or any Affiliates thereof or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any reasonable advice of such legal counsel, accountants or other professionals or experts;

(c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

(d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by the Credit Parties or their Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of the Credit Parties or their Subsidiaries;

(e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

(f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties; and

(g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by any Credit Party or paid or payable to or received or receivable from any Lender under any Loan Document, including, principal, interest, commitment fees, Advances and other amounts; provided that promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) the relevant Credit Party shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

10.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of the Revolving Commitment (if the Revolving Commitment is then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Revolving Commitment has then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of any Credit Party to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Pro Rata Share of any reasonable out of pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Credit Party is required by Section 12.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from any Credit Party. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by any Credit Party, it shall return the amounts paid to it by the Lenders in respect of such amount.

10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower Representative effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower Representative (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower Representative, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 12.3, 12.11 and 12.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.

10.9 No Obligations of Credit Parties. Nothing contained in this Article 10 shall be deemed to impose upon any Credit Party any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and no Credit Party shall have liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by any Credit Party to the Administrative Agent for the account of the Lenders, the Credit Parties’ obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, the Credit Parties may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 12.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

10.10 Agency for Perfection. Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Lien of Administrative Agent, for the benefit of Administrative Agent and Lenders, in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Agent’s instructions.

10.11 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, DLA has only represented and shall only represent Union Bank in its capacity as Administrative Agent and as a Lender. Each other Lender hereby acknowledges that DLA does not represent such Lender in connection with any such matters.

Article 11.

CROSS-GUARANTY

11.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 11 shall be absolute and unconditional, irrespective of, and unaffected by: (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (b) the absence of any action to enforce this Agreement (including this Section 11) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof; (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security); (d) the insolvency of any Loan Party; or (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or Parent. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

11.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 11 and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

11.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 11 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

11.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.7, so long as the Obligations are outstanding, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, Parent or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 11, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.4.

11.5 Election of Remedies. If Administrative Agent or any Lender may, under Applicable Law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

11.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 11 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of: (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.7.

11.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 11 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Parent Payment”) that, taking into account all other Parent Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Parent Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Parent Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Parent Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Commitment, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Parent Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 11.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.1. Nothing contained in this Section 11.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Loan Parties under this Section 11.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Commitment.

11.8 Liability Cumulative. The liability of Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Article 12.

MISCELLANEOUS

12.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.

12.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Credit Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which such Credit Party is a Party, signed by such Credit Party, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Revolving Commitment or the Pro Rata Share of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Revolving Commitment;

(c) To amend the provisions of the definition of “Requisite Lenders”; or

(d) To release Parent from the Parent Guaranty or to release any Collateral from the Lien of the Collateral Documents, except if such release of Collateral occurs in connection with a Disposition permitted under Section 6.2 (or is otherwise permitted under the definition of “Disposition”), in which case such release shall not require the consent of any of the Lenders; or

(e) To amend or waive Article 8 or this Section 12.2; or

(f) To amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

12.3 Costs, Expenses and Taxes. Borrowers shall pay within ten (10) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof. Borrowers shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out of-pocket expenses, and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any Credit Party. Borrowers shall pay any and all documentary and other taxes (such taxes, other than those described in the following clauses (i) and (ii), collectively “Taxes”), excluding (i) taxes imposed on or measured in whole or in part by a Lender’s overall net income imposed on it by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower Representative with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in 12.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such Tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 12.3 shall bear interest from the tenth Banking Day following the date of demand for payment at the Default Rate. If any Borrower determines in good faith that a reasonable basis exists for contesting any Taxes payable by any Borrower pursuant to this Section 12.3, the relevant Lender or the Administrative Agent shall, to the extent reasonably practical, cooperate with such Borrower (but shall have no obligation to disclose any confidential information, unless arrangements satisfactory to the relevant Lender have been made to preserve the confidential nature of such information) in challenging such Tax at Borrowers’ sole expense if requested by such Borrower (it being understood and agreed that none of the Administrative Agent nor any

Lender shall have any obligation to contest, or any responsibility for contesting, any Tax). If a Lender shall become aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) in respect of a Tax paid by a Borrower, it shall promptly notify Borrower Representative of the availability of such refund (unless it was made aware of such refund by a Borrower) and shall, within 30 days after the receipt of a request from Borrower Representative, apply for such refund at Borrowers’ sole expense. If any Lender, or the Administrative Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any Tax for which payment has been made by a Borrower pursuant to this Section 12.3 which, in the reasonable good faith judgment of such Lender or the Administrative Agent, as the case may be, is allocable to such payment made under this Section 12.3, the amount of such refund (together with any interest received thereon) shall be promptly paid to such Borrower to the extent payment has been made in full.

12.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the any Credit Party. A default by any Lender will not increase the Pro Rata Share of the Revolving Commitment attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but is not obligated to do so.

12.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

12.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

12.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan

Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

12.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which any Credit Party is a Party will be binding upon and inure to the benefit of such Credit Party and the other Parties, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that neither the Credit Parties nor any of the other Parties may assign their rights hereunder or under any other Loan Document or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Notes with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Notes must be within the control of such Lender). Any Lender may at any time pledge its Notes or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank or otherwise to any Person as collateral security for any loan, financing or extension of credit, or in connection with any securitization or other similar transaction, but no such pledge or other transaction shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank or other Person the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Revolving Commitment; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and (if no Event of Default then exists) Borrower Representative (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Revolving Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Revolving Commitment that is equivalent to less than $5,000,000 and (iv) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Commitment Assignment and Acceptance, unless such period has been waived by the Administrative Agent. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Revolving Commitment therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Each Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower Representative of the Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Pro Rata Share of the Revolving Commitment, and to the assigning Lender, Notes evidencing the remaining balance of the Pro Rata Share retained by the assigning Lender.

(c) By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Revolving Commitment being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance by any Credit Party of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Revolving Commitment held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower Representative or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,000 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower Representative and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower Representative, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Revolving Commitment listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Revolving Commitment shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the

Revolving Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Revolving Commitment.

(e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share of the Revolving Commitment; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.5, 3.6, 12.11 and 12.22 but only to the extent that the cost of such benefits to Borrowers does not exceed the cost which Borrowers would have incurred in respect of such Lender absent the participation, (iv) Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Revolving Commitment as it then exists and shall not restrict an increase in the Revolving Commitment, or in the granting Lender’s Pro Rata Share of the Revolving Commitment, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Revolving Loan Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, (D) release any Parent Guaranty, or (E) release any Collateral from the Lien of the Collateral Documents, except if such release of Collateral occurs in connection with a Disposition permitted under Section 6.2 (or is otherwise permitted under the definition of “Disposition”), in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Revolving Commitment.

12.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may (subject to Section 12.10) exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by any Credit Party and/or any Property of any Credit Party in its possession against the Obligations.

12.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against any Credit Party, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by any Credit Party or any Person claiming through or succeeding to the rights of any Credit Party, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 12.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 12.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

12.11 Indemnity by Credit Parties. Each Credit Party agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of any Credit Party, its Affiliates or any of its officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of the Credit Parties and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action (including as a result of any contest of the validity, applicability or amount of such claim, demand, action or cause of action, as described below in this Section 12.11); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any liability, loss, cost or expense asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower Representative, but the failure to so promptly notify Borrower Representative shall not affect the Credit Parties’ obligations under this Section unless such failure materially prejudices the Credit Parties’ right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by

Borrower Representative in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower Representative to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which a Credit Party may be liable for payment of indemnity hereunder shall give Borrower Representative written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower Representative’s prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 12.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower Representative, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of any Credit Party to any Indemnitee under this Section 12.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

12.12 Nonliability of the Lenders. Each Credit Party acknowledges and agrees that:

(a) Any inspections of any Property of any Credit Party made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and no Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of such Credit Party);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

(c) The relationship between the Credit Parties and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of any Credit Party or their Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Credit Party or their Affiliates, or to owe any fiduciary duty to any Credit Party or their Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to any Credit Party or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform any Credit Party or their Affiliates of any matter in connection with their Property or the operations of any Credit Party or their Affiliates; each Credit Party and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither the Credit Parties nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of any Credit Party and/or its Affiliates and each Credit Party hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 12.11 from any such loss, damage, liability or claim.

12.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Credit Parties, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Credit Parties, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 12.8 and 12.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

12.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower Representative or any other Credit Party pursuant to this Agreement or any other Loan Document in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for any Credit Party or any Lender; (c) to other professional advisors to the Credit Parties or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 12.14; (d) to regulatory officials having jurisdiction over that Lender; (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower Representative of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and any Credit Party are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For the purpose of the foregoing, “confidential information” shall mean any information respecting the Credit Parties or their Subsidiaries reasonably considered by Borrower Representative to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by any Credit Party to any Person not associated with such Credit Party which does not owe a professional duty of confidentiality to such Credit Party or which has not executed an appropriate confidentiality agreement with such Credit Party. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to any Credit Party.

12.15 Further Assurances. The Credit Parties shall, at their expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

12.16 Integration. This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2 and 3.4, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.17 Governing Law; Jurisdiction and Venue. EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO ASSERT THAT ANY SUCH COURT IS AN INCONVENIENT FORUM OR OTHERWISE TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.17.

12.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

12.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

12.20 Time of the Essence. Time is of the essence of the Loan Documents.

12.21 Foreign Lenders and Participants. In order to establish that each Lender that is not organized under the laws of the United States of America or any state or other political subdivision thereof is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents and that such Lender is entitled to an exemption from United States backup withholding tax, each such Lender shall deliver to Borrower Representative (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 12.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrowers pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Lender by the Borrowers pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W 9) satisfactory to Borrower Representative and the Administrative Agent that no deduction or withholding under the federal income tax laws is required with respect to such Lender. Thereafter and from time to time, each such Lender shall (a) promptly submit to Borrower Representative (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower Representative and the Administrative Agent of any available exemption from, United States deduction for withholding taxes in respect of all payments to be made to such Lender by Borrowers pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrowers make any deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower Representative or the Administrative Agent become aware that a participation has been granted pursuant to Section 12.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower Representative or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower Representative and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

12.22 Hazardous Material Indemnity. Each Credit Party hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by a Credit Party), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by a Credit Party or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by a Credit Party or any predecessor in title or any employees, agents, contractors or subcontractors of a Credit Party or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence and/or degree of which is caused by the Administrative Agent or the Lenders. Each Credit Party hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of the Credit Parties under this Section shall be unlimited corporate obligations of the Credit Parties and shall not be secured by any Lien on any Real Property. Any obligation or liability of the Credit Parties to any Indemnitee under this Section 12.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

12.23 Disputes. ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

12.24 Purported Oral Amendments. THE CREDIT PARTIES EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.2. EACH CREDIT PARTY AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 12.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER

RESMED CORP.,

a Minnesota corporation

By: S/    PETER C. FARRELL

Name:  PETER C. FARRELL

Title: Chief Executive Officer

Address:

14040 Danielson Street

Poway, CA 92064-6857

Attn:

Telecopier:

Telephone:

BORROWER

RESMED EAP HOLDINGS INC.,

a Delaware corporation

By: S/    PETER C. FARRELL

Name:  PETER C. FARRELL

Title: Chief Executive Officer

Address:

14040 Danielson Street

Poway, CA 92064-6857

Attn:

Telecopier:

Telephone:

BORROWER SERVO MAGNETICS INC., a Delaware corporation By: S/ DAVID PENDARVIS Name: DAVID PENDARVIS Title: Secretary Address: 14040 Danielson Street Poway, CA 92064-6857 Attn: Telecopier: Telephone:

GUARANTOR

RESMED INC.,

a Delaware corporation

By: S/    PETER C. FARRELL

Name:  PETER C. FARRELL

Title: Chief Executive Officer

Address:

14040 Danielson Street

Poway, CA 92064-6857

Attn:

Telecopier:

Telephone:

[Signature Page to Second Amended and Restated Revolving Loan Agreement]

[Signatures Continued on Next Pages]

UNION BANK OF CALIFORNIA, N.A.,

as Administrative Agent and Lender

By: S/    DOUGLAS S. LAMBELL

Name: DOUGLAS S. LAMBELL

Title: Vice President/SCM

Address:

Union Bank of California, N.A.

530 B Street, 4th Floor

San Diego, California 92101

Mail Code: S420

Attention: Douglas S. Lambell, VP

Telecopier: (619) 230-3766

Telephone: (619) 230-3029

[Signature Page to Second Amended and Restated Revolving Loan Agreement]